Exhibit 8.1

[Letterhead of Cahill Gordon & Reindel LLP]

November 10, 2005

The Hain Celestial Group, Inc.

58 South Service Road

Melville, New York 11747

Ladies and Gentlemen:

You have requested our opinion as to whether, for U.S. federal income tax purposes, the proposed merger (the “Merger”) of Spectrum Organic Products, Inc., a California corporation (the “Company”), with and into Spectrum Organic Products, LLC (“Merger Sub”), a California limited liability company owned directly by The Hain Celestial Group, Inc., a Delaware corporation (“Parent”), will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Any capitalized terms not defined herein will have the meaning ascribed to them in the Agreement and Plan of Merger by and between Parent and Company, dated as of August 23, 2005 (such agreement, including all exhibits and schedules thereto, hereinafter referred to as the “Merger Agreement”).

The opinion set forth in this letter is based on relevant provisions of the Code, Treasury Regulations promulgated thereunder and interpretations of the foregoing as expressed in court decisions and administrative determinations as of the date hereof. These provisions and interpretations are subject to change, possibly on a retroactive basis. We assume no obligation to modify or supplement our opinion if, after the date hereof, any such laws, regulations, positions or decisions change or we become aware of any facts that might change our opinion.

For purposes of rendering the opinion set forth in this letter, we have reviewed the Merger Agreement and such other documents, law and facts as we have deemed necessary. In our review, we have assumed the genuineness of all signatures; the proper execution of all documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the authenticity of the originals of any copies.

In rendering this opinion, we have relied, with your consent, upon the following assumptions:

1. The representations of Parent and Merger Sub set forth in the certificate attached hereto as Exhibit A , and the representations of the Company set forth in the certificate attached hereto as Exhibit B (together, the “Certificates”), are true and complete, in each case without regard to any qualification as to materiality, knowledge or belief;

2. Parent, Merger Sub and Company will comply fully with the undertakings set forth in the Certificates;

3. The Merger will be consummated in accordance with the Merger Agreement; and

4. The factual information contained in the Registration Statement is true and complete.

For purposes of our opinion, we have not made an independent investigation or review of the representations contained in the Certificates or the factual information contained in the Registration Statement.

Based on and subject to the foregoing assumptions, we are of the opinion that, for U.S. federal income tax purposes:

(i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

(ii) with respect to a holder of Company Shares that, pursuant to the Merger, exchanges Company Shares for Parent Common Stock and cash: (A) gain (if any), but not loss, will be recognized on the exchange, but only to the extent such gain does not exceed the amount of cash received (excluding any cash received in lieu of fractional shares of Parent Common Stock), (B) the tax basis of Parent Common Stock received in the Merger (including any fractional shares of Parent Common Stock for which cash will be received) will be the same as the tax basis of the Company Shares exchanged therefor, reduced by any cash received in the Merger (excluding any cash received in lieu of fractional shares of Parent Common Stock), and increased by any gain recognized in the Merger (excluding any gain resulting from the receipt of cash in lieu of fractional shares of Parent Common Stock as described below), and (C) the holding period of the Parent Common Stock received in the exchange will include the holding period of the Company Shares exchanged therefor;

(iii) holders of Company Shares who receive cash in lieu of a fractional share of Parent Common Stock will be treated as if such fractional share were issued and then immediately redeemed for cash in a separate transaction and, as a result, will recognize gain or loss equal to the difference between the amount of cash received and the tax basis of such fractional share; and

(iv) holders of Company Shares who exercise dissenters’ rights will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis of their Company Shares.

We express no opinion other than the opinion expressly set forth herein (the “Opinion”). The Opinion is not binding on the Internal Revenue Service (the “IRS”) and the IRS may disagree with the Opinion. Although we believe that the Opinion would be sustained if challenged, there can be no assurance that this will be the case.

The Opinion is based upon the law as it currently exists. Consequently, future changes in the law may cause the U.S. federal income tax treatment of the matters referred to herein to be materially and adversely different from that described above (possibly on a retroactive basis). In addition, any inaccuracy in the representations contained in the Certificates or otherwise provided to us, or in the facts set forth in the Registration Statement, may adversely affect the conclusions stated in the Opinion.

This Opinion is intended only for the use of Parent in connection with the Merger. This Opinion may not be relied upon by any other person or for any other purpose.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Cahill Gordon and Reindel LLP

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